UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 30, 2024

AFFINITY BANCSHARES, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-39914	82-1147778
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3175 Highway 278, Covington, Georgia	30014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 786-7088

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	AFBI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On May 30, 2024, Affinity Bancshares, Inc. (“Affinity”), the parent of Affinity Bank, and Atlanta Postal Credit Union (“APCU”), announced via a joint press release the signing of a definitive purchase and assumption agreement pursuant to which APCU will acquire substantially all of the assets and assume substantially all of the liabilities (including deposit liabilities) of Affinity Bank.

A copy of the joint press release announcing the transaction is attached hereto as Exhibit 99.1.
Additional Information About the Transaction

In connection with the proposed transaction, Affinity will distribute a proxy statement to its shareholders in connection with a special meeting of shareholders to be called and held for the purposes of voting on the approval of the transaction and related matters.

BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS REGARDING THE PROPOSED TRANSACTION, AFFINITY’S SHAREHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ITS EXHIBITS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AFFINITY AND THE PROPOSED TRANSACTION.

Copies of the proxy statement will be mailed to all shareholders prior to the special meeting. Affinity shareholders will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Affinity, at the Securities and Exchange Commission’s Internet site (www.sec.gov). Affinity shareholders will also be able to obtain these documents, free of charge, from Affinity at https://affinitybankshares.q4ir.com/CorporateProfile/default.aspx.

Affinity and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Affinity in connection with the special meeting of shareholders. Information about the directors and executive officers of Affinity appears in its proxy statement dated April 12, 2024, for Affinity’s 2024 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of these participants and other persons who may be deemed participants in the proxy solicitation may be obtained by reading the proxy statement for the special meeting of shareholders when it becomes available.

Forward-Looking Statements

This current report contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of complying with these safe harbor provisions. Readers should not place undue reliance on such forward-looking statements, which speak only as of the date made. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from historical performance or future expectations. These differences may be the result of various factors, including, among others: (1) failure of the parties to satisfy the closing conditions in the definitive agreement in a timely manner or at all; (2) failure of the shareholders of Affinity to approve the agreement; (3) failure to obtain governmental approvals; (4) changes in estimates with respect to the amount of cash to be received by Affinity Bank and/or to be utilized by Affinity Bank and Affinity following the completion of the proposed transaction, and the resulting amount available for distribution to Affinity shareholders, either in the aggregate or on a per-share basis; (5) disruptions to the parties’ businesses as a result of the announcement and pendency of the transaction; (6) changes in general business, industry or economic conditions or competition; (7) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting credit unions, financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (8) adverse changes or conditions in the capital and financial markets; (9) changes in interest rates or credit availability; (10) the adequacy of loan loss reserves and changes in loan default and charge-off rates; (11) increased competition and its effect on pricing, spending, third-party relationships and revenues; (12) unanticipated regulatory or judicial proceedings and liabilities and other costs; (13) changes in the cost of funds, demand for loan products or demand for financial services; and (14) other economic, competitive, governmental or technological factors affecting operations, markets, products, services and prices.

The foregoing list should not be construed as exhaustive, and APCU and Affinity undertake no obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Item 9.01 Financial Statements and Exhibits
(a)	Exhibits.

Exhibit No. Exhibit

99.1	Press Release Dated May 30, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFINITY BANCSHARES, INC.

DATE: May 30, 2024	By:	/s/ Edward J. Cooney
Edward J. Cooney
President and Chief Executive Officer